SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549


SCHEDULE 13G

Under the Securities Exchange Act of 1934

(Amendment No. 3)*

Landair Corporation
-------------------------------------------------------------------
(Name of Issuer)


Common Stock
-------------------------------------------------------------------
(Title of Class of Securities)


514757103
--------------
(CUSIP NUMBER)


June 30, 2000
-------------------------------------------------------------------
(Date of Event Which Requires Filing of this Statement)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP NO.  514757103               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

Merrill Lynch & Co., Inc.
(on behalf of Merrill Lynch Investment Managers("MLIM"))**

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE(ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

CUSIP NO.  514757103               13G

1. NAME OF REPORTING PERSON
   S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

MERRILL LYNCH SPECIAL VALUE FUND, INC.

2. CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* Joint Filing

(a) [ ]
(b) [ ]

3. SEC USE ONLY

4. CITIZENSHIP OR PLACE OF ORGANIZATION

Maryland

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5. SOLE VOTING POWER

NONE

6. SHARED VOTING POWER

NONE

7. SOLE DISPOSITIVE POWER

NONE

8. SHARED DISPOSITIVE POWER

NONE

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

NONE(ownership disclaimed pursuant to Section 13d-4 of the 1934 Act)

10. CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

0.0%

12. TYPE OF REPORTING PERSON*

HC, CO

    *SEE INSTRUCTION BEFORE FILING OUT!
    **SEE EXHIBIT A

14. CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS
SCHEDULE IS FILED:

	[X] Rule 13d-1(b)
	[ ] Rule 13d-1(c)
	[ ] Rule 13d-1(d)

		    SCHEDULE 13G

ITEM 1 (a)  Name of Issuer:
	    --------------

	    Landair Corporation (the "Company")

ITEM 1 (b)  Address of Issuer's Principal Executive Offices:
	    -----------------------------------------------

	    430 Airport Road
	    Greenville, TN  37745


ITEM 2 (a)  Name of Persons Filing:
	    ---------------------

	    Merrill Lynch & Co., Inc.
	    (on behalf of Merrill Lynch Investment Managers("MLIM"))

	    MERRILL LYNCH SPECIAL VALUE FUND, INC.

ITEM 2 (b)  Address of Principal Business Office or, if none, Residence:
	    -----------------------------------------------------------

Merrill Lynch & Co., Inc.
(on behalf of Merrill Lynch Investment Managers("MLIM"))
World Financial Center, North Tower
250 Vesey Street
New York, NY  10381

MERRILL LYNCH SPECIAL VALUE FUND, INC.
800 Scudders Mill Road
Plainsboro, NJ  08536

ITEM 2 (c)  Citizenship:
	    -----------
See Item 4 of Cover Pages

ITEM 2 (d)  Title of Class of Securities:
	    ----------------------------

Common Stock

ITEM 2 (e)  CUSIP NUMBER:

See Cover Page

ITEM 3

   If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or
 (c), check whether the person filing is a:

(a) [ ] Broker or Dealer registered under Section 15 of the Act,
(b) [ ] Bank as defined in Section 3(a)(6) of the Act,
(c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act,
(d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940,
(e) [X] Investment Adviser in accordance with Rule 13d-1(b)(1)(ii)(E),
(f) [ ] Employee Benefit Plan or Endowment Fund in accordance with
        Rule 13d-1(b)(1)(ii)(F),
(g) [X] Parent Holding Company or Control Person in accordance with Rule 13d-1(b)(ii)(G); see Item 7,
(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813),
(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment
  Company Act of 1940,
(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).


ITEM 4  Ownership
	---------
(a)  Amount Beneficially Owned:

   See Item 9 of Cover Pages.

(b)  Percent of Class:

     See Item 11 of Cover Pages

(c)  Number of shares as to which such person has:

     (i)  sole power to vote or to direct the vote:

	  See Item 5 of Cover Pages

    (ii)  shared power to vote or to direct the vote:

	  See Item 6 of the Cover Pages

   (iii)  sole power to dispose or to direct the disposition of:

	  See Item 7 of Cover Pages

    (iv)  shared power to dispose or to direct the disposition of:

	  See Item 8 of Cover Pages

ITEM 5  Ownership of Five Percent or Less of a Class.
	--------------------------------------------

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [X].



ITEM 6  Ownership of More than Five Percent on Behalf of Another Person.
	---------------------------------------------------------------

Not applicable.


ITEM 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
  ---------------------------------------------------------------------

    Merrill Lynch & Co., Inc. ("ML&Co.") is a parent holding company. Merrill Lynch Investment Managers("MLIM"))is an operating division of ML&Co. consisting of ML&Co.'s indirectly-owned asset management subsidiaries. The following asset management subsidiaries hold certain shares of the common stock, which is the subject of this 13G filing:

Merrill Lynch Investment Managers, L.P.
Fund Asset Management, L.P.


ITEM 8   Identification and Classification of Members of the Group.
	 ----------------------------------------------------------

Not Applicable


ITEM 9  Notice of Dissolution of Group.
	------------------------------

Not Applicable

ITEM 10  Certification
	 -------------

    By signing below each of the undersigned certifies that, to the best Of their knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

Signature.
---------

    After reasonable inquiry and to the best of my knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


Date:  July 7, 2000


Merrill Lynch & Co, Inc.
(on behalf of Merrill Lynch Investment Managers("MLIM"))

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact*


MERRILL LYNCH SPECIAL VALUE FUND, INC.

/s/ Jerry Weiss
-----------------------------
Name:  Jerry Weiss
Title:  Attorney-In-Fact**

------------------------------------
*Signed pursuant to a power of attorney, dated January 25, 1999,included as Exhibit B to Schedule 13G filed with the Securities and Exchange
Commission by Merrill Lynch & Co, Inc. (on behalf of Merrill Lynch
Asset Management Group ("AMG")) - now known as Merrill Lynch Investment Managers
 ("MLIM") - on January 28, 1999 with respect to Creative Technology, Limited.

**Signed pursuant to a power of attorney, dated January 21, 2000,included as Exhibit B to Schedule 13G filed with the Securities and Exchange Commission by Merrill Lynch & Co, Inc. (on behalf of Merrill Lynch Asset Management Group ("AMG")) - now known as Merrill Lynch Investment Managers
 ("MLIM") - on February 1, 2000 with respect to APAC Customer Services, Inc.

EXHIBIT A

Merrill Lynch Investment Managers of ML&Co. ("MLIM") is comprised of the following legal entities: Merrill Lynch Investment Managers, L.P. ("MLIM LP"), QA Advisers, LLC ("QA"), Merrill Lynch Investment Managers Quantitative Advisers, Inc., a division thereof; Fund Asset Management, L.P., doing business as Fund Asset Management ("FAM"); Merrill Lynch Asset Management U.K. Limited ("MLAM UK"); Merrill Lynch (Suisse) Investment Management Limited ("MLS"); Merrill Lynch Investment Managers International Limited
l Lynch Investment Managers Ltda.; Merrill Lynch Investment Managers Japan
 Limited; Merrill Lynch Investment Managers Canada, Inc.; DSP Merrill Lynch Asset Management (India) Limited; PT Merrill Lynch Indonesia; Merrill Lynch Phatra Securities Co., Ltd.; Merrill Lynch Global Asset Management, Limited; Mercury Asset Management Channel Islands, Limited; Mercury Asset Management International Channel Islands Limited ("MAMICI"); Grosvenor Venture Managers, Limited; and Mercury Fund Managers, Limited. Each of M constituting part of AMG is an investment adviser operating under the laws of a jurisdiction other than the United States. The investment advisers that comprise MLIM exercise voting and investment powers over portfolio securities independently from other direct and indirect subsidiaries of ML&Co.